Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 333-30847, 333-57952, 333-101233 and 333-107111 of EPIQ Systems, Inc. on Form S-8, and in Registration Statement No. 333-101232 of EPIQ Systems, Inc. on Form S-3, of our report dated April 6, 2004, appearing in this Current Report on Form 8-K/A of EPIQ Systems, Inc., dated April 13, 2004.

/s/ Moss Adams LLP
Portland, Oregon
April 13, 2004